      As filed with the Securities and Exchange Commission on November 20, 2001
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             HARRIS INTERACTIVE INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   16-1538028
                        (IRS Employer Identification No.)

                               135 Corporate Woods
                            Rochester, New York 14623
          (Address, including zip code, of principal executive offices)

            Gordon S. Black                                 with a copy to:
 Chairman and Chief Executive Officer                   Catherine A. King, Esq.
        Harris Interactive Inc.                             Harris Beach LLP
          135 Corporate Woods                               99 Garnsey Road
       Rochester, New York 14623                       Pittsford, New York 14534
            (716) 272-8400                                   (716) 419-8800
(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                       Proposed Maximum      Proposed Maximum
Title of Securities   Amount to be    Offering Price Per   Aggregate Amount of      Registration
 to be Registered     Registered(1)        Share(2)          Offering Price(2)         Fee(2)
 ----------------     -------------        --------        --------------------        ------

Common Stock,           1,021,560           $2.06               $2,104,413.60          $527.00
$.001 par value

(1) Pursuant to Rule 416, additional shares of common stock are being registered as may be issuable pursuant to the antidilution provisions of options to acquire our common stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market System on November 14, 2001.


                         -------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          -----------------------------

The information contained in this prospectus is subject to completion or amendment. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated November 20, 2001

-------------------------------------------------------------------------------

                             Preliminary Prospectus

                        1,021,560 Shares of Common Stock

                             HARRIS INTERACTIVE INC.

         This prospectus relates to resales of 777,160 shares of our common stock previously issued by us to the former stockholders of M&A Create Ltd., a Japanese limited company, in connection with our acquisition of that company. This prospectus may be used by the holders of those shares to resell the shares issued to them in connection with that acquisition. See "Selling Security Holders".

         In addition, in connection with our acquisition of Total Research Corporation, a Delaware corporation, we assumed certain options to acquire Total common stock. Upon the closing of that acquisition, those options were converted into options to acquire shares of our common stock at a rate of 1.222 shares of our common stock for each share of Total Research Corporation common stock subject to such options. Under the terms of the merger agreement, the option holders, who are named herein as selling security holders, have the right to acquire, in the aggregate, 244,400 shares of our common stock. This prospectus may also be used by the holders of those options to resell shares of our common stock issued to them upon exercise of those options. See "Selling Security Holders".

         The selling security holders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares covered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sales of our common stock by the selling security holders. See "Plan of Distribution".

         Our common stock is traded on the Nasdaq National Market under the symbol HPOL. On November 19, 2001, the last reported sale price of our common stock as reported on the Nasdaq National Market was $2.26.

         Investing in our common stock involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties that you should consider.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November __, 2001.

                                TABLE OF CONTENTS


             Where You Can Find More Information...........................2
             Incorporation of Certain Documents by Reference...............3
             The Company...................................................4
             Recent Developments...........................................4
             Unaudited Pro Forma Combined Financial Information............4
             Plan of Distribution..........................................10
             Selling Security Holders......................................11
             Use of Proceeds...............................................12
             Legal Matters.................................................12
             Experts.......................................................12


                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, statement or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of those materials by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         In addition, the filings we make with the SEC are available to the public from commercial document retrieval services at the world wide web site maintained by the SEC at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares of our common stock offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in that registration statement and the exhibits and schedules thereto. For further information relating to us and to the shares of our common stock offered hereby, you should review the registration statement and the exhibits and schedules thereto. You may obtain copies of that registration statement, and any amendments to that document, from the SEC in the manner described above.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus at the following address and telephone number:

         Bruce A. Newman,
              Corporate Secretary and Chief
              Financial Officer
         Harris Interactive Inc.
         135 Corporate Woods
         Rochester, New York 14623
         (716) 272-8400

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all documents subsequently filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and before the offering is terminated.

         The following documents, which have been filed by us with the Securities and Exchange Commission (SEC File No. 000-27577):

      o Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed on August 31, 2001.

      o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 1, 2001.

      o     Our Current Report on Form 8-K filed on November 6, 2001.

      o Our Joint Proxy Statement/Prospectus included in our Registration Statement on Form S-4 (File No. 333-69056), filed on September 28, 2001.

      o     Our Current Report on Form 8-K filed on September 24, 2001.

      o     Our Current Report on Form 8-K filed on August 14, 2001.

      o     Our Current Report on Form 8-K filed on August 14, 2001.

      o     Our Current Report on Form 8-K filed on August 6, 2001.

      o The description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective as of December 6, 1999, including any amendments or reports filed for the purpose of updating such description.

     The following document, which was filed by Total Research Corporation (acquired by us, effective November 1, 2001) with the Securities and Exchange Commission (SEC File No. 000-15692):

      o Total Research Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed on August 30, 2001.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any different or additional information. No offer regarding these securities is made in any state where such an offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus.

                                   THE COMPANY

         Harris Interactive Inc., a Delaware corporation, together with its subsidiaries, is a leading market research, polling and consulting firm, which uses Internet-based and traditional methodologies to provide its worldwide customers with critical market knowledge in many industries. Known for our HARRIS POLL(SM), we have over 45 years of experience in providing our clients with information about the views, experiences and attitudes of people worldwide. Our Internet-based and traditional market research and polling services include:

      o research studies conducted on specific issues for specific customers (Custom Research);

      o research studies on issues of general interest developed and sold to numerous clients (Multi-Client Research);

      o     research conducted for other research firms (Service Bureau
            Research); and

      o outsourced customer relationship services (Customer Relationship Services).

         In September, 1997, we began developing our Internet Panel and our proprietary technology infrastructure to provide our clients with online market research and polling products and services. Our Internet Panel presently consists of several million individuals who have voluntarily agreed to participate in various online market research and polling studies. We believe that our Internet Panel is larger than those of any of our competitors. Consequently, we believe that we are the leading Internet-based market research and polling firm in the world. Our extensive Internet Panel and proprietary technology infrastructure enable us to offer Internet-based market research and polling products and services which meet our clients' needs for fast, comprehensive and accurate information.

         Historically, we provided our market research services exclusively through traditional methodologies, including direct mail, telephone surveys, mall intercepts, focus groups and in-person interviews. We believe, however, that the Internet is changing the market research and polling industry. Accordingly, we have made, and will continue to make, significant expenditures in the development of our technology platform, our Internet Panel and management and staff to lead the transformation of the market research and polling industry to an Internet-based platform.

         Our principal executive offices are located at 135 Corporate Woods, Rochester, New York 14623, and our telephone number is (716) 272-8400.

                               RECENT DEVELOPMENTS

         On November 1, 2001, we acquired all of the issued and outstanding shares of common stock, par value $.001 per share of Total Research Corporation, a Delaware corporation, pursuant to an agreement and plan of merger, dated as of August 5, 2001, by and among us, Total Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of ours, and Total Research Corporation. Under the merger agreement, Total Merger Sub was merged with and into Total Research Corporation, with Total Research Corporation continuing as the surviving corporation and as a direct, wholly owned subsidiary of ours.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information give effect to the merger with Total Research Corporation using the purchase method of accounting as prescribed by Statement of Financial Accounting Standards No. 141 "Business Combinations." The following unaudited pro forma combined financial information and the accompanying notes should be read in conjunction with the historical financial statements and related notes of Harris Interactive and Total Research Corporation incorporated by reference in this prospectus.

The unaudited pro forma combined financial information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would have been had the merger between Total Research Corporation and us in fact occurred on the dates indicated. The following unaudited pro forma combined statements of operations illustrate the pro forma effects of the merger as if the merger occurred on July 1, 2000 and the unaudited pro forma combined balance sheet illustrates the pro forma effects of the merger as if the merger had occurred on September 30, 2001. The unaudited pro forma combined statement of operations does not include the impact of any non-recurring charges directly attributable to the transaction. The following unaudited pro forma information was derived using unaudited financial information as of and for the three months ended September 30, 2001 and audited financial information for the year ended June 30, 2001 for Harris Interactive and Total Research Corporation.

                   Unaudited Pro Forma Combined Balance Sheets
                               September 30, 2001
                                 (In thousands)

                                                               Harris          Total       Adjustments      Pro Forma
Assets
Current assets:
   Cash and cash equivalents                                $    12,885     $    1,050                    $    13,935
   Marketable securities                                         24,663                                        24,663
   Accounts receivable                                           12,249          9,518                         21,767
   Costs and estimated earnings in excess
      of billings on uncompleted contracts                        1,822          4,067                          5,889
   Other current assets                                           1,649          1,768                          3,417
                                                            -----------     ----------     -----------    -----------
              Total current assets                               53,268         16,403                         69,671

Office equipment, leasehold improvements,
     and software, net                                           14,014          4,014                         18,028
Goodwill and other intangibles                                   14,222          5,828         35,364  (a)     55,414
Other assets                                                      3,427            495                          3,922
                                                            -----------     ----------     ----------     -----------
              Total assets                                     $ 84,931     $   26,740     $   35,364     $   147,035
                                                            -----------     ----------     ----------     -----------

Liabilities and Stockholders' Equity

Current liabilities:
   Current installment of long-term debt                          $ 812            992                        $ 1,804
   Accounts payable                                               4,379        $ 3,913                          8,292
   Accrued expenses and other current liabilities                 3,725          4,365          3,200  (b)     11,290
   Short term borrowings                                            295                                           295
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                           5,541          2,607                          8,148
                                                            -----------     ----------     ----------     -----------
              Total current liabilities                          14,752         11,877          3,200          29,829

   Long-term liabilities, excluding current installment             648            634                          1,282

Stockholders' equity (deficit):
   Common stock, including excess over par value                131,274          9,314         37,579  (c)    178,167
   Unamortized deferred compensation                               (364)                                         (364)
   Accumulated other comprehensive income (loss)                    154           (707)           707             154
   Retained earnings (Accumulated deficit)                      (59,840)         7,068         (7,068)        (59,840)
   Officer loan                                                                   (500)                          (500)
   Less: Treasury stock at cost                                  (1,693)          (946)           946          (1,693)
                                                            -----------     ----------     ----------     -----------
Total stockholders' equity                                       69,531         14,229         32,164         115,924
                                                            -----------     ----------     ----------     -----------

Total liabilities and stockholders' equity                     $ 84,931       $ 26,740     $   35,364     $   147,035
                                                               ========       ========     ==========     ===========


(a) On November 1, 2001, Harris Interactive acquired all of the issued and outstanding shares of common stock of Total Research Corporation pursuant to the agreement and plan of merger, dated as of August 5, 2001. Upon consummation of the merger, each outstanding share of Total Research Corporation common stock was converted into the right to receive 1.222 shares of Harris Interactive common stock. In addition, pursuant to the merger agreement, all outstanding options to purchase shares of Total Research Corporation common stock were, upon consummation of the merger, fully vested and converted into an option to purchase shares of Harris Interactive common stock. As a result, the former option holders of Total Research Corporation received from Harris Interactive options to purchase approximately 2.9 million shares of Harris Interactive common stock.
     The merger is valued at approximately $46.9 million based upon the average closing price of shares of Harris Interactive common stock for a range of trading days (August 1 through August 8, 2001) around the announcement date (August 6, 2001) of the merger.

     The purchase price will be allocated based upon the fair value of the assets acquired and liabilities assumed. For purposes of the pro forma presentation, the book value of the office equipment, leasehold improvements, and software approximates fair market value. The final calculations will be determined based on studies and valuations, which are currently being conducted. The excess of the purchase price over the net assets acquired has been allocated to goodwill and other intangibles in this presentation. Based upon the preliminary assessment of intangible assets acquired, the excess purchase price is primarily attributable to goodwill, workforce in place, and other intangible assets with indefinite lives.

(b) Adjustment relates to non-recurring transaction costs, including investment banking, legal and accounting fees, and change of control and non-compete payments directly attributable to the merger.

(c) Adjustment reflects the issuance of 16.5 million shares of Harris Interactive common stock to effect the exchange of shares of Total Research Corporation common stock at an exchange ratio of 1.222 shares of Harris Interactive common stock for each share of Total Research Corporation common stock and the conversion of options to acquire shares of Total common stock outstanding as of the effective time of the merger, into options to purchase Harris Interactive common stock at the exchange ratio of 1.222 shares.

              Unaudited Pro Forma Combined Statements Of Operations
                        For The Year Ended June 30, 2001
                      (In thousands, except per share data)

                                              Harris            Total      Adjustments      Pro forma

Revenues from services                      $   60,061      $   53,782                    $   113,843
Cost of services                                30,764          25,047                         55,811
                                            ----------      ----------      --------      -----------
   Gross profit                                 29,297          28,735                         58,032

Operating expenses:
   Database development expenses                 7,422                                          7,422
   Sales and marketing expenses                  8,475           4,150                         12,625
   General and administrative expenses          41,115          21,299      $  (482)(d)        61,932
                                            ----------      ----------      --------      -----------
      Operating income (loss)                  (27,715)          3,286          482           (23,947)

Interest expense                                   (26)           (651)                          (677)
Interest and other income, net                   3,721             621                          4,342
                                            ----------      ----------      --------      -----------
Income (loss) before income taxes              (24,020)          3,256          482           (20,282)

Income tax expense                                   -           1,206         (612)(e)           594
                                            ----------      ----------      --------      -----------
Net income (loss)                           $  (24,020)     $    2,050      $ 1,094       $   (20,876)
                                            ----------      ----------      --------      -----------

Basic earnings (loss) per share             $    (0.70)     $     0.16                    $     (0.41)
Diluted earnings (loss) per share           $    (0.70)     $     0.16                    $     (0.41)

Weighted average shares outstanding:
   Basic                                    34,239,393      12,868,097                     50,782,016
   Diluted                                  34,239,393      13,171,606                     50,782,016

(d) Adjustment reflects the elimination of non-recurring transaction costs and charges related to amortization of Total Research Corporation's goodwill and intangible assets deemed to have indefinite lives in accordance with the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and non-recurring transaction costs.

(e) Adjustment reflects the elimination of U.S. federal and state income tax expense that would result from the utilization of Harris Interactive's net operating loss carryforwards.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                Harris         Total   Adjustments     Pro forma

Revenues from services                      $     17,134   $   12,722                 $   29,856
Cost of services                                   9,188        5,779                     14,967
                                            -------------  -----------  ---------     -----------
   Gross profit                                    7,946        6,943                     14,889

Operating expenses:
   Database development expenses                      48                                      48
   Sales and marketing expenses                    1,599        1,294                      2,893
   General and administrative expenses            10,039        5,756   $   (400)(c)      15,395
                                            -------------  -----------  ---------     -----------
      Operating income (loss)                     (3,740)        (107)       400          (3,447)

Interest and other income, net                       510           46                        556
                                            -------------  -----------  ---------     -----------
Loss before income taxes                          (3,230)         (61)       400          (2,891)

Income tax (benefit) expense                           -          (28)        72 (d)          44
                                            -------------  -----------  ---------     -----------
Net loss                                    $     (3,230)        $(33)  $    328      $   (2,935)
                                            =============  ===========  =========     ===========

Basic loss per share                             $ (0.09)     $ (0.00)                   $ (0.06)
Diluted loss per share                           $ (0.09)     $ (0.00)                   $ (0.06)

Weighted average shares outstanding:
   Basic                                      34,543,527   13,536,280                 51,086,150
   Diluted                                    34,543,527   13,547,498                 51,086,150

(c) Adjustment reflects the elimination of non-recurring transaction costs incurred by Total Research Corporation.

(d) Adjustment reflects the elimination of U.S. federal and state income tax benefit recorded by Total Research Corporation.

                              PLAN OF DISTRIBUTION

         We are registering 1,021,560 shares of our common stock to permit secondary trading of such shares by the holders thereof. As used in this prospectus, "selling security holders" includes the selling security holders named in the table below and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

         We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

         The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in individually negotiated transactions. The selling security holders may effect those sales by selling the shares to or through broker-dealers.

         The selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

         To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares.

         In connection with sales of our common stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be "underwriters" under the Securities Act of 1933, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements.

         In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

         In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

         The selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders. These restrictions may affect the marketability of such shares.

     We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

         The selling security holders will bear all commissions and discounts, if any, attributable to sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         This offering will terminate on the date on which all shares of our common stock offered hereby have been sold by the selling security holders.

                            SELLING SECURITY HOLDERS

         The shares of our common stock issued in connection with our acquisition of M&A Create Ltd. and registered for resale hereunder were originally issued in a private placement. The shares of our common stock issuable upon the exercise of the options we assumed in connection with the merger transaction, pursuant to which a direct, wholly owned subsidiary of ours merged with and into Total Research Corporation and Total Research Corporation became a wholly owned subsidiary of ours, are being registered for resale hereunder. The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of our common stock by each of the selling security holders as of November 1, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.


-----------------------------------------------------------------------------------------------------
                     Beneficially Owned Prior to         Offered        Beneficially Owned After
                             Offering(1)                  Hereby              Offering(1)(2)
-----------------------------------------------------------------------------------------------------
                      Number of    % of Total Shares    Number of     Number of    % of Total Shares
                      ---------    -----------------    ---------    ----------    ------------------
                       Shares        Outstanding         Shares        Shares        Outstanding
                     ----------      -----------         ------        ------        -----------
Name
----------------------------------------------------------------------------------------------------
David Brodsky(3)       1,359,305         2.6%           85,540(9)     1,273,765         2.4%
----------------------------------------------------------------------------------------------------
Donald Jacobson(4)        62,880          *             48,880(9)        14,000          *
----------------------------------------------------------------------------------------------------
Anthony Lamport(5)        65,220          *             12,220(9)        53,000          *
----------------------------------------------------------------------------------------------------
George Lindeman(6)       382,539          *             48,880(9)       333,659          *
----------------------------------------------------------------------------------------------------
Howard Shecter(7)        688,047         1.3%           48,880(9)       639,167         1.2%
----------------------------------------------------------------------------------------------------
Minoru Aoo(8)            531,394         1.0%          516,811           14,583          *
----------------------------------------------------------------------------------------------------
Takeshi Aoo               54,401          *             54,401           --              --
----------------------------------------------------------------------------------------------------
Kyoko Aoo                151,547          *            151,547           --              --
----------------------------------------------------------------------------------------------------
Ritsuko Aoo               54,401          *             54,401           --              --
----------------------------------------------------------------------------------------------------

* Less than 1%.
(1) Based on 51,557,364 shares outstanding on November 1, 2001. Shares of common stock subject to options that are exercisable within 60 days of November 1, 2001 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(2) Assuming all shares offered hereby are sold. We do not know when or in what amounts a selling security holder may offer shares for sale, or whether the selling security holders will sell any of their shares. For these reasons, we cannot estimate the number of shares that will be held by the selling security holders after completion of this offering. For purposes of this table, we have assumed that, upon completion of this offering, none of the shares covered by this prospectus will be held by the selling security holders.
(3) Includes 525,460 shares of our common stock issuable upon exercise of immediately exercisable stock options. Mr. Brodsky serves as a director of Harris Interactive and as a director of Total Research Corporation, as a wholly owned subsidiary of ours. Mr. Brodsky also served as a director of Total Research Corporation prior to the effective time of the merger.
(4) Includes 48,880 shares of our common stock issuable upon exercise of immediately exercisable stock options. Includes 4,000 shares owned by
      Mr. Jacobson's spouse.
(5) Includes 12,220 shares of our common stock issuable upon exercise of immediately exercisable stock options. Includes 3,000 shares owned by Lambda IV LLC, for which Mr. Lamport serves as its sole manager.
(6) Includes 146,640 shares of our common stock issuable upon exercise of immediately exercisable stock options. Mr. Lindeman served as a director of Total Research Corporation, which became a direct, wholly-owned subsidiary of ours on November 1, 2001 as a result of the merger.
(7) Includes 427,700 shares of our common stock issuable upon exercise of immediately exercisable stock options. 20,000 shares are jointly owned with Mr. Shecter's spouse. Mr. Shecter serves as a director of Harris Interactive and as a director of Total Research Corporation, as a wholly owned subsidiary of ours. Mr. Shecter also served as a director of Total Research Corporation prior to the effective time of the merger.
(8) Includes 14,583 shares of our common stock issuable upon exercise of immediately exercisable stock options. Mr. Minoru Aoo serves as the president and representative director of Harris Interactive Japan K.K., now a wholly-owned subsidiary of ours. Prior to our acquisition of M&A Create Ltd., Mr. Minoru Aoo served as the president and representative director, and as a member of the board of directors, of Harris Interactive Japan K.K., which was previously a joint venture owned by us, Mr. Minoru Aoo and M&A Create Ltd.
(9) Represents the number of shares of our common stock issuable upon exercise of the options that we assumed in the Total Research Corporation merger and that are being registered for resale hereunder.
--------------

         Except as indicated in the footnotes to the table, none of the selling security holders has held any position or had any other material relationship with us or any predecessor or affiliate of ours within the past three years other than as a result of the ownership of our common stock or other securities.

                                 USE OF PROCEEDS

         The selling security holders will receive all of the proceeds of the sale of shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the selling security holders.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Harris Beach LLP, Pittsford, New York.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Harris Interactive Inc. for the fiscal year ended June 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements and schedule of Total Research Corporation appearing in Total Research Corporation's Annual Report (Form 10-K) for the year ended June 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. These statements anticipate results based on management's plans that are subject to uncertainty. The forward-looking statements may address, among other things, our strategy for growth, market position, expenditures and financial results.

        These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in the documents incorporated by reference in this prospectus.

         We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

                              ---------------------

                             HARRIS INTERACTIVE INC.


                                1,021,560 SHARES

                                  COMMON STOCK


                             -----------------------

                                   PROSPECTUS

                                NOVEMBER __, 2001
                             -----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee.............................................     $  527.00
Legal Fees and Expenses .........................................     $ 3,000.00
Accounting Fees and Expenses ....................................     $ 8,000.00
Miscellaneous....................................................     $ 2,000.00
                                                                      ----------
                                                            TOTAL     $13,527.00
                                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VIII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

         The following exhibits are filed with this Registration Statement:

         3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended June 30, 2000, listed as
                Exhibit 3.1 thereto).

         3.2    Amended and Restated By-laws of the Registrant.

         5      Opinion of Harris Beach LLP.

         23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

         23.2   Consent of Ernst & Young LLP, Independent Auditors.

         23.3   Consent of Harris Beach LLP (included in Exhibit 5)

         24     Power of Attorney (included at pages II-4 and II-5).

ITEM 17.  UNDERTAKINGS.

(a)      RULE 415 OFFERINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(h)      REQUEST FOR ACCELERATION OF EFFECTIVE DATE

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on this 20th day of November, 2001.

                                       HARRIS INTERACTIVE INC.


                                       By:   /s/ Gordon S. Black
                                           -----------------------------------
                                           Gordon S. Black, Chairman and
                                           Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Gordon S. Black and Bruce
A. Newman, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:


Signature                                Title                                   Date

By:      /s/  Gordon S. Black            Chairman of the Board and Chief         November 20, 2001
       ----------------------            Executive Officer (Principal
       Gordon S. Black                   Executive Officer)


By:      /s/  Bruce A. Newman            Chief Financial Officer, Secretary      November 20, 2001
       ----------------------            and Treasurer (Principal Financial
       Bruce A. Newman                   and Accounting Officer)

By:      /s/  David H. Clemm             Vice Chairman and Director              November 20, 2001
       ---------------------
       David H. Clemm

By:      /s/ Albert Angrisani            President, Chief Operating Officer      November 20, 2001
       ----------------------
       Albert Angrisani                  and Director


By:      /s/ Benjamin D. Addoms          Director                                November 20, 2001
       ------------------------
       Benjamin D. Addoms

By:      /s/ Leonard R. Bayer            Director                                November 20, 2001
       ----------------------
       Leonard R. Bayer

By:      /s/  Thomas D. Berman           Director                                November 20, 2001
       -----------------------
       Thomas D. Berman

By:      /s/  James R. Riedman           Director                                November 20, 2001
       -----------------------
       James R. Riedman

By:      /s/ David Brodsky               Director                                November 20, 2001
       -------------------
       David Brodsky

By:      /s/ Howard L. Shecter           Director                                November 20, 2001
       -----------------------
       Howard L. Shecter

                                  EXHIBIT INDEX

        3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended June 30, 2000, listed as Exhibit 3.1 thereto).

        3.2      Amended and Restated Bylaws of the Registrant.

        5.       Opinion of Harris Beach LLP.

        23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

        23.2     Consent of Ernst & Young LLP, Independent Auditors.

        23.3     Consent of Harris Beach LLP (included in Exhibit 5).

        24       Power of Attorney (included at pages II-4 and II-5).